[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated [___], 2024, is by and between TessPay, Inc., a Delaware corporation (the “Company”), and Edward C. Chase II (the “Executive”).

WHEREAS, the Executive currently serves as Chief Technology Officer of the Company;

WHEREAS, the Executive desires to continue to employ the Executive and Executive desires to continue to be employed by the Company, in each case effective as of [___], 2024 (the “Effective Date”); and

WHEREAS, this Agreement supersedes any and all prior employment agreements, offer letters, or similar agreements by and between Executive and the Company.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the above recitals are hereby incorporated by reference into this Agreement and are binding upon the parties hereto and agree as follows:

1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed with the Company, upon the terms and conditions contained in this Agreement, until this Agreement is terminated pursuant to Section 4 hereof (the “Employment Period”).

2. Duties. During the Employment Period, Executive shall serve on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position for the Company. Executive shall have the title of Chief Technology Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position, as the Company’s board of directors (“Board”) and the Chief Executive Officer may designate from time to time. Executive will report directly to the Chief Executive Officer. Executive agrees that during Executive’s employment with the Company, Executive will devote Executive’s full business time, attention, skill and best efforts to the performance of Executive’s employment duties and Executive is not to engage in any other business or occupation without prior written approval of the Chief Executive Officer.

3. Compensation.

3.1 Base Salary from Company. In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an initial annual rate of $120,000, subject to applicable withholding, deductions, and other taxes, and payable in accordance with the Company’s ordinary payroll practices. During the Employment Period, Executive’s Base Salary will be reviewed on an annual basis for potential adjustments based on performance as determined by the Company and in the Board’s discretion. In addition, the Board may implement an across-the-board reduction of the base salary of all similarly situated senior executives of the Company, provided, that, such reduction with respect to Executive’s Base Salary will be equal to no more than 10% of Executive’s Base Salary. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees, but no less often than once per month.

3.2 Bonus.

(a) Annual Bonus. For each fiscal year during the Employment Period, subject to the Board’s sole and absolute discretion, Executive may be eligible to receive an annual discretionary bonus based on the Company’s and Executive’s individual performance (the “Annual Bonus”), that is commensurate with the Company’s financial performance for the applicable year. The final decision regarding whether to award an Annual Bonus and all terms surrounding payment of any such Annual Bonus are at the sole and absolute discretion of the Board.

(b) The payment of any Annual Bonus will be made at the same time annual bonuses are generally paid to other senior executives of the Company (generally the first regular payroll date following the Board’s certification of the Company’s annual financial statements). If Executive is eligible to receive an Annual Bonus, such Annual Bonus will not be deemed to be fully “earned” unless Executive is (i) employed by the Company and in good standing on the date that the Company pays the applicable Annual Bonus, and (ii) has not given notice of Executive’s intention to resign his employment without Good Reason as of, or prior to, the date the Company pays the applicable Annual Bonus.

3.3 Equity Award. During the Employment Period, Executive may be eligible to receive an equity participant grant under the Company’s equity incentive plan.

3.4 Benefits.

(a) During the Employment Period, Executive shall be entitled to participate in any benefit plans offered by the Company as in effect from time to time (collectively, “Benefit Plans”) on the same basis as those generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive acknowledges and agrees that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.

4. Termination. Executive’s employment hereunder may be terminated as follows:

4.1 Automatically in the event of the death of Executive;

4.2 At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a determination by an independent competent medical authority (mutually agreed upon by Executive and the Company) that Executive is unable to perform Executive’s duties under this Agreement with or without reasonable accommodation, for a period of 120 consecutive days or 180 days in any 365 day period. If there is a question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree, the same shall be determined in writing by a qualified independent medical authority mutually acceptable to Executive and the Company. If the parties hereto cannot agree as to a qualified independent physician, each of Executive, on the one hand, and the Company, on the other, shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement. Executive shall fully cooperate in connection with the determination of whether Disability exists.

4.3 At the option of the Company for Cause (as defined in Section 5.5), on prior written notice to Executive;

4.4 At the option of the Company without Cause, on prior written notice to Executive (provided that the assignment of this Agreement to and assumption of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 5.4); or

4.5 At the option of Executive (a) for Good Reason (in accordance with the definition in Section 5.5) or (b) for any or no reason other than Good Reason on thirty (30) days’ prior written notice to the Company (which the Company may, in its sole discretion, relieve Executive of Executive’s duties and responsibilities or exclude Executive from any of the premises of the Company, or both (“Garden Leave”), and during Garden Leave, Executive (i) shall remain an employee of the Company and continue to be subject to all of Executive’s obligations under this Agreement, (ii) shall continue to be paid Executive’s full Base Salary, and (iii) shall continue to be eligible to participate in the Company’s employee benefit plans in accordance with the terms of such plans (but not Annual Bonus, unless otherwise “earned” per Section 3.2); and further provided that if Executive unilaterally resigns Executive’s employment before the end of such requisite notice period then such resignation shall be treated for purposes of this Agreement as a termination under Section 4.3).

5. Severance Payments.

5.1 Termination by the Company Without Cause or Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (and not due to death or Disability), or by Executive for Good Reason, subject to Section 5.6 hereof, Executive shall be entitled to:

(a) as soon as reasonably practicable following such termination, payment of Executive’s accrued and unpaid Base Salary and reimbursement of expenses under Section 6 hereof in each case accrued through the date of termination, and all other accrued and vested amounts or benefits due to Executive in accordance the Company’s benefit and compensation plans (other than any compensation or benefits under any severance plans) (collectively, the “Accrued Compensation”);

(b) subject to Section 12.7(b) hereof, an amount in cash equal to six (6) months of Executive’s Base Salary (as in effect as of his last day of employment), which shall be payable in substantially equal installments (the “Severance Amount”) at the same time Base Salary would be paid over the six (6) month period (the “Severance Period”) following termination if Executive had remained employed with the Company; and further provided, that if Executive’s review and revocation period for the release of claims as provided in Exhibit A (the “General Release”) hereof spans two of Executive’s taxable years, the first payment shall be made on the first regularly scheduled payroll date of the later taxable year following the effective date of the General Release and shall include all amounts accrued prior thereto;

(c) if Executive is eligible for and elects to enroll in “COBRA” type continuation coverage of Executive’s health benefits under the Company’s group health plan, for the Severance Period (“COBRA Payment Period”) the Company will pay Executive on a monthly basis a taxable amount equal to the full monthly premium (just the Company portion), for the corresponding active employee coverage type (e.g., single, single plus one, family) under the Company’s group health plan that was in effect for Executive on the termination date, less applicable tax withholdings; provided, that the Company’s obligation to make these monthly taxable COBRA premium payments to Executive hereunder shall cease on the earlier of: (i) the date on which Executive first becomes eligible for coverage under any group health plan made available by another employer (and Executive shall notify the Company in writing promptly, but within 10 days, after becoming eligible for any such benefits); and (ii) the date on which Executive’s COBRA continuation coverage under the Company’s group health plan ends on account of Executive’s election to terminate such coverage; notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period (Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums); and

(d) a lump sum payment equal to the amount of any Annual Bonus earned with respect to the Company’s fiscal year ending on or prior to the date of such termination, but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company, but in no event later than 60 days following the end of the fiscal year in which the termination occurs.

5.2 Termination due to Executive’s Death or Disability. Upon the termination of Executive’s employment due to Executive’s death or Disability pursuant to Section 4.1 and Section 4.2 respectively, Executive or Executive’s legal representatives shall be entitled to receive only the Accrued Compensation.

5.3 Termination by Executive without Good Reason. Upon the termination of Executive’s employment by Executive without Good Reason, Executive shall be entitled to receive only the Accrued Compensation.

5.4 Termination by the Company for Cause. Upon the termination of Executive’s employment by the Company for Cause pursuant to Section 4.3, Executive shall be entitled to receive only the Accrued Compensation.

5.5 Definitions.

(a) “Affiliate” means, with respect to the Company, all of its subsidiaries.

(b) “Cause” for purposes of this Agreement, “Cause” shall mean:

(i) Executive’s continued failure or refusal to perform his employment duties after being given written notice and thirty (30) days to remedy such failure or refusal;

(ii) Executive’s willful misconduct, gross negligence, act of dishonesty or breach of trust in connection with Executive’s employment;

(iii) Executive’s indictment for, or a plea of guilty or no contest to, any felony or any other criminal offence involving fraud, dishonesty, misappropriation or serious moral turpitude;

(iv) Executive’s violation of any material written policies of the Company or its Affiliates of which Executive has received written notice and which violation is, in each case, if curable, not cured within thirty (30) days of written notice from the Company;

(v) Executive’s breach of any non-solicitation or non-competition obligations to the Company or its Affiliates, including, without limitation, those set forth in Section 7.1 of this Agreement or Executive’s willful, grossly negligent, or reckless breach of any confidentiality obligations to the Company or its Affiliates, including, without limitation, those set forth in Section 7.2 of this Agreement; or

(vi) material breach by Executive of any of the provisions of this Agreement or any other agreement between the Company and its Affiliates on the one hand and Executive on the other hand, which (if curable) is not cured within thirty (30) days of written notice;

(c) “Good Reason” shall mean, without Executive’s prior written consent, (i) a material diminution in Executive’s title, authority, duties or responsibilities; (ii) a material reduction in Base Salary; (iii) a breach by the Company of any material provision of this Agreement; or (iv) a material breach by the Company of any other material agreement between the Company and Executive. Any Good Reason termination will require thirty (30) days’ advanced written notice by Executive of the event giving rise to Good Reason within thirty (30) days after Executive first learns of the applicable event, and will not be effective unless the Company has not cured the Good Reason event within such thirty (30) day notice period. In order for Executive to resign for Good Reason, Executive must resign from Executive’s employment within thirty (30) days after the failure of the Company to cure a Good Reason event.

(d) “Person” means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

5.6 Conditions to Payment. All payments and benefits due to Executive under this Section 5, other than the payments due to Executive under Sections 5.1(a), or which are otherwise required by law (all other payments under Section 5, “Severance”), shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) the General Release. Such General Release shall comply with all requirements of Section 409A of the Code and be executed and delivered (and no longer subject to revocation) within fifty-five (55) days following termination. Failure to timely execute and return the General Release or revocation thereof shall be a waiver by Executive of Executive’s right to receive any Severance. In addition, Severance shall be conditioned on Executive’s compliance with Section 7 hereof.

6. Reimbursement of Expenses. The Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder, in each case subject to appropriate substantiation and itemization of such expenses in accordance with the guidelines and limitations established by the Company from time to time.

7. Restrictions on Activities of Executive.

7.1 Non-Solicitation. Executive covenants and agrees that during the Employment Period and for the six (6) month period commencing on the date Executive’s employment with the Company pursuant to this Agreement ends (the “Restriction Period”), Executive shall not directly or indirectly (i) solicit or attempt to solicit any business from any current, former or actively sought prospective client, vendor or supplier of the Company with whom Executive had Material Contact (as defined below) for purposes of providing a competitive service or product; (ii) solicit or attempt to solicit any employee, independent contractor or any person employed by or rendering services to the Company at any point during Executive’s last six (6) months with the Company, with whom Executive worked or about whom Executive had access to Confidential Information (as defined below), to leave his or her employment or engagement with the Company for a Competitive Business (as defined below); or (iii) assist any other Person in any way to do, or attempt to do, anything prohibited by Sections 7.1(i) or (ii). For purposes of this Agreement, “Material Contact” shall mean the contact between Executive and a current, former or actively sought prospective client, vendor or supplier (a) with whom Executive dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or supervised by Executive, (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company, or (d) who received services or products which resulted in commissions or compensation for the Executive during Executive’s last two years with the Company. For the purposes of this Agreement, “Competitive Business” shall mean any Person engaged in business activity that is competitive with the then-current or demonstrably planned business activities of the Company and/or its Affiliates within any jurisdiction in which the Company or any of its Affiliates is engaged in business.

7.2 Confidentiality. Executive shall not, during the Employment Period or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information. “Confidential Information” means any information with respect to the Company or any of its Affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, (iii) which has been independently developed or disclosed by others (except in connection with any disclosure by another party in violation of such other party’s confidentiality obligations to the Company), or (iv) is required to be disclosed by law, court order or other legal or regulatory process and Executive gives the Company prompt written notice and the opportunity to seek a protective order. For the avoidance of doubt, Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in this Agreement shall limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. Further, nothing in this Agreement shall be deemed to preclude Executive from testifying truthfully under oath if Executive is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

7.3 Assignment of Inventions.

(a) Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

(b) Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

7.4 Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company and its Affiliates in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), smart phones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its Affiliates, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company or Executive’s service on the Board which Executive received in Executive’s capacity as a participant.

7.5 Resignation as an Officer and Director. Upon any termination of Executive’s employment, Executive shall be deemed to have automatically resigned, to the extent applicable, if any, as an officer of the Company and any of its Affiliates, a member of the Board, or the board of directors or equivalent of any of the Company’s Affiliates and as a fiduciary of any Company or Affiliate benefit plan. On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

7.6 Cooperation. During the Employment Period and for anytime thereafter, Executive shall give Executive’s assistance and cooperation, upon reasonable advance notice, in any matter relating to Executive’s position with the Company and its Affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an Affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which Executive was involved or had knowledge by virtue of Executive’s employment with the Company, in all cases on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. Executive shall be reimbursed for all travel-related and other reasonably incurred expenses relating to Executive’s performance of Executive’s obligations under this Section 7.6.

7.7 Non-Disparagement. During Executive’s employment with the Company, and at all times thereafter, Executive agrees that, except as required by applicable law or compelled by process of law, Executive will not, nor permit anyone acting on Executive’s behalf to, (i) make any derogatory, disparaging, or critical statement about the Parent or any of its direct or indirect subsidiary companies, or any of their respective current officers, directors, employees, shareholders, interest-holders, members, or lenders, or any persons who were officers, directors, employees, shareholders, interest-holders, members, or lenders during Executive’s employment, or (ii) without Company’s prior written consent, communicate, directly or indirectly, with the press or other media, concerning the past or present employees or business of the Parent or any of its direct or indirect subsidiary companies.

7.8 Survival. This Section 7 shall survive any termination or expiration of this Agreement or employment of Executive.

8. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 7 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 7 above, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.

9. Blue Pencil. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company or any of its direct or indirect subsidiaries at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, Executive agrees that the court making such determination shall have the power to reduce the duration, scope and/or area of such provisions to the maximum and/or broadest duration, scope and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

10. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

11. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

TessPay, Inc.

9160 Forum Corporate Parkway, Suite 350

Fort Myers, FL 33905

Attention: Jeffrey Mason, Chief Executive Officer

E-mail: [*]

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: Dmitriy Chelnitsky, Esq.

Telephone: [*]

E-mail: [*]

If to Executive:

The last address shown on records of the Company or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

12. Miscellaneous.

12.1 Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on Executive’s activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

12.2 No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive.

12.3 Entire Agreement; Amendment. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings, discussions, and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

12.4 Assignment and Transfer. The provisions of this Agreement shall be binding on the parties hereto and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. The Company may assign this Agreement to an Affiliate. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable law. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

12.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

12.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

12.7 Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.8 Arbitration. If any contest or dispute arises between the parties with respect to this Agreement or Executive’s employment or termination thereof, other than injunctive and equitable relief with regard to Section 8 hereof, such contest or dispute shall be submitted to binding arbitration to occur in the State of Delaware in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect. The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction. The parties shall bear their own legal fees in any arbitration and shall split the fees of the AAA and the arbitrator.

12.9 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TESSPAY, INC.

By:
Name:
Title:

EXECUTIVE

Name:	Edward C. Chase II

EXHIBIT A

General Release

This General Release (“Release”) is executed and delivered by Edward C. Chase II (“Executive”) to and for the benefit of TessPay, Inc., a Delaware corporation (the “Company”).

In consideration of certain services of Executive and for the other agreements by Executive therein, Company has agreed to pay the Severance as set forth and subject to the terms and conditions contained in that certain employment agreement dated as of [_______], 2024 (the “Employment Agreement”), by and between Executive and the Company. Any terms used, but not defined herein, shall have the meaning set forth in the Employment Agreement.

As consideration for Executive’s right to receive, and in exchange for the receipt of, the Severance, Executive hereby gives the Company and its affiliates, parents, subsidiaries, successors, predecessors, and related business entities, and their respective past and present officers, directors, members, partners, employees, agents, insurers, attorneys, shareholders, and assigns (“Released Parties”), a full release in settlement of any and all claims or charges relating to Executive’s employment or otherwise. This includes any claim in contract, tort or under any federal or state law(s), that Executive may now or in the future have against the Company or anyone connected with it, including any and all claims, damages, demands, and causes of action, known or unknown, suspected or unsuspected, arising out of an express or implied contract or under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement and Income Security Act of 1974, the Workers Adjustment and Retraining Notification Act, the Americans with Disabilities Act, and any administrative claims waivable by law, including any and all other federal, state, and local law claims or damages arising from any administrative claims, whether statutory or common law and any and all claims for attorneys’ fees and costs. Executive recognizes that the Company denies any obligation or liability to Executive. To the extent that the Executive has any claims for overtime, missed meal or rest breaks, or related penalties if any, the Severance is intended to cover such amounts and by signing this Release the Executive acknowledges Executive’s waiver of any claim for overtime or claim for missed meal and rest breaks. This Release does not waive rights or claims under federal or state law that Executive cannot, as a matter of law, waive by private agreement, including without limitation, claims for unemployment or state disability insurance benefits, or participation in any group benefit plans pursuant to the federal law known as COBRA. Additionally, nothing in this Release precludes the Executive from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or National Labor Relations Board. However, while Executive may file a charge and participate in any proceeding conducted by the Equal Employment Opportunity Commission or National Labor Relations Board, by signing this Release, Executive waives Executive’s right to bring a lawsuit against the Released Parties (or any of them) and waives Executive’s right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission or National Labor Relations Board. Furthermore, nothing in this Release prohibits Executive’s from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made any such reports or disclosures. Executive agrees that in executing this Release, this Release shall be effective as a bar to each and every claim, demand and cause of action that Executive may have against the Released Parties, whether known or unknown, suspected or unsuspected whether or not Executive is aware of the nature or extent of the claims at the time that the Release becomes effective.

Executive agrees that Executive understands and Executive acknowledges the significance and the consequences of such a release. This means that, should Executive discover any facts different from what Executive understood at the time Executive signed this Release, Executive will still be barred from making any claims against any of the Released Parties. Nothing in the foregoing releases (i) any future claims that may arise after the date that Executive signs this Release; (ii) any claims vested and accrued under Company’s compensation or benefit plans; (iii) any wages due to Executive in the payroll cycle during which Executive signs this Release; (iv) any rights to indemnification from the Company under the governing documents of the Company or under any agreement Executive has with the Company; or (v) any rights under any employment agreement with the Company or Employer.

Executive has twenty-one (21) days to accept and return this Release, although Executive may choose to sign it at any time as provided in the Employment Agreement. Executive is advised to consult an attorney about the Release. This signed Release must be returned to Jeffrey Mason, Chief Executive Officer. The effective date of this Release is the date Executive signs this Release. Executive may revoke this Release at any time during the seven (7) days following the date of execution of this Release, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if Executive does not sign this Release or signs and subsequently revokes this Release before it becomes effective, Executive shall not be entitled to the Severance.

Executive hereby represents and warrants that Executive has read and understood the foregoing Release, has been advised to and has had the opportunity to discuss it with anyone Executive desires, including an attorney of Executive’s own choice, and Executive accepts and agrees to its terms, acknowledges receipt of a copy of the same and the sufficiency of the monies and benefits described above, and hereby executes this Release voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Dated___________, 20___
Edward C. Chase II, Executive